Exhibit 99.2

Electromed, Inc.

FY2016 Q1 Letter to Shareholders

Making life’s important moments possible-one breath at a time.

To Our Shareholders

I am again pleased and privileged to be writing to you to review the company’s first quarter financial results, discuss market developments and provide an update on our progress and outlook. The first quarter results continued the company’s recent trend of higher revenues and pretax profits. We reported net revenues of $5.0 million, a 4.8% increase over the first quarter of the prior fiscal year. Operating profit rose sharply, up 47% over the first quarter of last fiscal year. This was primarily due to a strong increase in gross margins, which rose to 77% from 69% in the prior year’s first quarter. This reflects the exceptional efforts of our people focusing on top line growth and driving down the manufacturing costs of SmartVest SQL product.

While I am pleased we reported revenue growth, I expect and believe we will show stronger rates of growth as our sales force expands to more effectively cover the United States. Our deliberate approach to adding salespeople has and will continue to ensure that our new reps are properly trained and productive as quickly as possible.

Operating expenses in the first quarter rose 15%, reflecting employee additions primarily in sales and marketing, higher sales commissions and IT consulting services all reflecting our focus on revenue growth and service improvement. I am optimistic that these investments will help drive faster revenue growth.

R&D costs were below our expected spend as a percent of revenue, reflecting our completion of the majority of our SQL manufacturing cost reduction projects. We will now begin shifting engineering resources to focus on product enhancements and other market opportunities. It is important to note that innovation investments are not always captured in R&D expenses but also in capitalized assets, professional fees and higher labor expense.

Net income before income tax expense rose 50%, to $565,000, as a result of the higher revenues and gross profit. Net income declined slightly, to $341,000, which was entirely due to the income tax expense we incurred in the first quarter of fiscal 2016. In the first quarter of the prior year, the company benefited from the use of our tax loss carryforwards, combined with a valuation allowance on net deferred tax assets, which eliminated income tax expense.

Looking ahead, I believe we can accelerate the rate of revenue growth, continue achieving gross margins greater than 70% over the long term and manage our operating expenses effectively to deliver net income and earnings per share growth.

One of the main reasons I am optimistic about increasing the rate of revenue growth is the favorable trend we see in the market for high frequency chest wall oscillation (HFCWO) therapy. A primary driver of HFCWO usage and reimbursement is the diagnosis of bronchiectasis, a condition marked by long-term and permanent damage to airways. This condition is often associated with older patients and studies indicate this condition has been generally underdiagnosed. This suggests the total number of patients who could be diagnosed with this condition may grow at or near to double digit rates annually. HFCWO has been shown to be an effective treatment for bronchiectasis and our product offers distinct advantages over competitive HFCWO offerings.

A growing market opportunity is an excellent springboard and we believe we have the resources in place to take advantage of that opportunity. We have invested in finding the right people and the right tools and training to equip them to be successful. Our sales execution has improved and I believe it will continue to do so.

In addition to a more effective and focused sales effort, we will continue to lead with our exceptional service which makes doing business with Electromed, either as a patient, a clinician or a payer, a positive experience. We have recently introduced real-time patient shipment and reimbursement status information to clinicians to lead the competition in this area.

We frequently are asked about the sales opportunity internationally. We have determined that our resources are best focused on optimizing our efforts within the United States, which we believe offers excellent growth opportunities. That said, we will be opportunistic while continuing to work with our current distribution partners outside the United States, but do not view this as a major strategic effort in the near term.

As I look to the balance of fiscal 2016, I am encouraged by the trends I have shared with you. I am furthered encouraged by the market’s acceptance of our SQL product, which has been so well received by both clinicians and patients. Most of all, I am encouraged and humbled by the stories we hear nearly every day about how our products and service have made a profound difference in the lives of our customers. That is living our mission of “making life’s moments possible…one breath at a time.”

Thank you for your continued support.

Kathleen S. Skarvan

President and Chief Executive Officer

Cautionary Statements

Certain statements in this letter constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “will” and similar words. Forward-looking statements in this letter include estimated trends in revenue, margin and profits, the nature and timing of planned expenses, changes in sales force size and composition and sales execution, anticipated research and development focuses, and expectations for market growth. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this letter.